Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-215615, No. 333-209328, No. 333-202116 and No. 333-196017) and on Form S-3 (No. 333-215614) of TrueCar, Inc. of our report dated March 1, 2017 relating to the financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Los Angeles, California

March 1, 2017